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                                                                    Exhibit 99.1

CONTACT:
Justine E. Koenigsberg
Manager, Corporate Communications
(617) 349-0271

FOR IMMEDIATE RELEASE

                 TKT ANNOUNCES $100 MILLION PRIVATE PLACEMENT OF
                       PREFERRED STOCK WITH WARBURG PINCUS

CAMBRIDGE, MA, MAY 19, 2000 -- Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced that investment funds affiliated with E.M. Warburg, Pincus & Co., LLC ("Warburg Pincus"), a private equity investment firm, have signed a definitive agreement to purchase $100,000,000 of newly issued convertible preferred stock. Under the agreement, Warburg Pincus will purchase preferred stock convertible into approximately 3,570,000 shares of the Company's common stock at a conversion price of $28.00 per share. The transaction is subject to regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

This convertible preferred stock has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

TKT intends to use proceeds of this offering for the expansion of programs in its Niche Protein(TM) platform and other general corporate purposes. TKT's Niche Protein platform is focused on developing protein replacement products to treat patients suffering from rare genetic disorders such as Fabry disease, Hunter syndrome, and Gaucher disease. TKT intends to develop and commercialize a series of protein replacement products aimed at reducing symptoms and potentially reversing progression in these debilitating and often life threatening rare diseases.

Transkaryotic Therapies, Inc. (TKT) is a biopharmaceutical company dedicated to the development and commercialization of products based on its three proprietary development platforms: Gene-Activated(TM) proteins, Niche Protein(TM) products, and Gene Therapy. The Company's gene activation technology is a proprietary approach to the large-scale production of therapeutic proteins, which does not require the cloning of genes and their subsequent insertion into non-human cell lines. TKT's Niche Protein product platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes. The Company's Gene Therapy technology, known as Transkaryotic Therapy(TM), is focused on the commercialization of non-viral, EX VIVO gene therapy products for the long-term treatment of chronic protein deficiency states.

Warburg Pincus is a major global private equity investment firm that has sponsored eight private equity funds since 1971. To date, these funds have invested more than $9 billion in over 360 companies across a broad range of industries. The firm's most recent fund, Warburg Pincus Equity Partners, L.P., closed in 1998 with subscribed capital of $5 billion. Warburg Pincus has considerable experience investing in the biopharmaceuticals industry, having invested over $600 million in more than 30 biotechnology and specialty pharmaceutical companies. More information is available at www.warburg pincus.com.
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Transkaryotic Therapies, Inc.
$100 Million Private Placement of Preferred Stock
May 19, 2000
Page 2


This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Certain Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 which is on file with the Securities and Exchange Commission and incorporated herein by reference. These important factors include risks as to whether TKT's products will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, and whether the Company's products will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and, if such products receive approval, whether they will be successfully marketed; the results of any patent litigation in which the Company is involved or may become involved; competition; and the Company's dependence on collaborators.

GENE-ACTIVATED(TM), NICHE PROTEIN(TM), TKT(TM), AND TRANSKARYOTIC THERAPY(TM) ARE TRADEMARKS OF TRANSKARYOTIC THERAPIES, INC. PLEASE VISIT OUR WEB SITE AT WWW.TKTX.COM FOR ADDITIONAL INFORMATION ABOUT TRANSKARYOTIC THERAPIES, INC.
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